THE JAPAN FUND, INC.
                          COMPLIANCE SERVICES AGREEMENT

AGREEMENT made as of the 26th day of April, 2007 by and among THE JAPAN FUND, INC., a Maryland corporation, with its principal office and place of business at c/o SEI, One Freedom Valley Drive, Oaks, PA 19456 (the "Fund"), and FORESIDE COMPLIANCE SERVICES, LLC ("FCS") and FORESIDE MANAGEMENT SERVICES, LLC ("FMC"), each of which is a Delaware limited liability company with a principal office and place of business at Two Portland Square, Portland, Maine 04101 (collectively, "Foreside").

         WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company and may issue its shares of beneficial interest, of $0.001 per share (the "Shares");

         WHEREAS, the Fund desires to appoint a Chief Compliance Officer, in accordance with Rule 38a-1 under the 1940 Act ("Rule 38a-1"); and

         WHEREAS, the Fund desires that Foreside perform certain other compliance services, including providing an Anti-Money Laundering Compliance Officer and a Principal Financial Officer for each Fund and Foreside is willing to provide those services on the terms and conditions set forth in this Agreement;

         NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the Fund and Foreside hereby agree as follows:

         SECTION 1. APPOINTMENT; DELIVERY OF DOCUMENTS

         (a) The Fund hereby retains FCS to facilitate the provision of compliance services by the FCS employee designated on Appendix B hereto, whom the Board of Directors of the Fund (the "Board") has duly appointed to serve as the Fund's CCO, in accordance with Rule 38a-1, for the period and on the terms and conditions set forth in this Agreement. In addition, FCS hereby agrees to provide an Anti-Money Laundering Compliance Officer ("AMLCO") to initially serve as Co-AML Officer and effective upon the termination of the Administration Agreement with SEI Investments Mutual Funds Services ("SEI"), to serve as AMLCO, and FMC agrees to provide a Principal Financial Officer ("PFO"), effective upon the termination of the Administration Agreement with SEI, to be duly appointed by the Fund for the period and on the terms and conditions set forth in this Agreement.

         (b) In connection therewith, the Fund has delivered to Foreside copies of: (i) the Fund's Declaration of Fund and Bylaws (collectively, as amended from time to time, "Organizational Documents"); (ii) the Fund's current Registration Statement, as amended or supplemented, filed with the U.S. Securities and Exchange Commission ("SEC") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), and the 1940 Act (the "Registration Statement"); (iii) the Fund's current Prospectus and Statement of Additional Information of the Fund (collectively, as currently in effect and as amended or supplemented, the "Prospectus" or "SAI", as the case may be, or the "Disclosure

Documents"); (iv) each plan of distribution or similar document adopted by the Fund under Rule 12b-1 under the 1940 Act ("Plan") and each current shareholder service plan or similar document adopted by the Fund ("Service Plan"); and (v) all policies and procedures adopted by the Fund with respect to the Fund, and shall promptly furnish Foreside with all amendments of or supplements to the foregoing. The Fund shall deliver to Foreside a certified copy of resolutions of the Board appointing the CCO, AMLCO and PFO and retaining Foreside hereunder and authorizing the execution and delivery of this Agreement. In addition, the Fund shall deliver, or cause to deliver, to Foreside upon Foreside's reasonable request any other documents that would enable Foreside to perform the services described in this Agreement.

         SECTION 2. DUTIES OF THE CCO AND FORESIDE

         (a) Subject to the approval of the Board, FCS shall make available to act as the Fund's CCO an employee or agent of FCS who is qualified to be responsible for administering the Fund's compliance program as provided in Rule 38a-1. Such employee or agent shall be competent and knowledgeable regarding the federal securities laws and shall, in the exercise of his or her duties to the Fund, act in good faith and in a manner reasonably believed by him or her to be in the best interests of the Fund. FCS's responsibility for the activities of the CCO are limited to the extent that the Board shall make all decisions regarding the designation, termination and level of compensation of the CCO as provided by Rule 38a-1. FCS shall oversee the activities of such employee as CCO of the Fund and shall determine that such employee (A) is familiar with FCS's operations regarding oversight of Funds' policies and procedures for compliance programs under Rule 38a-1, (B) has ongoing access to FCS's offices and senior employees regarding compliance issues, (C) is promptly made aware of any changes to FCS's operations regarding oversight of Funds' policies and procedures for compliance programs and (D) is qualified to service as a CCO as described under Rule 38a-1.

         (b)      With respect to the Fund, the CCO shall:

                  (i) Report directly to the Board and respond to compliance related inquiries and requests made by the Board;

                  (ii) Review the Fund's compliance program policies and procedures including those policies and procedures of the Fund's adviser, administrator, principal underwriter, custodian, and transfer agent, as applicable, (collectively, "Service Providers") that relate to the Fund;

                  (iii) Conduct periodic reviews of the Fund's compliance program to incorporate any new or changed regulations, best practice recommendations or other guidelines that may be appropriate;

                  (iv) Review no less frequently than annually, the adequacy of the policies and procedures of the Fund and its Service Providers and the effectiveness of their implementation;

                  (v) Apprise the Board of significant compliance events at the Fund or its Service Providers;

                  (vi) Design testing methods for the Fund's compliance program policies and procedures;

                  (vii) Perform and document periodic testing of certain key control procedures (as appropriate to the circumstances), including reviewing reports, investigating exceptions, and making inquiries of Fund management and Service Providers;

                  (viii) Conduct periodic site visits of the Service Providers, as necessary;

                  (ix) Deliver updates to the Fund or its Service Providers and provide training, as necessary;

                  (x) Establish a quarterly reporting process to the Board, including both written and oral reports. The CCO will attend regularly scheduled Board meetings as well as special meetings on an as-needed basis;

                  (xi) Prepare a written annual report for the Board and attend Board meetings annually and as requested. Such report shall, at a minimum, address: (A) the operation of the Fund's and the Service Providers' policies and procedures since the last report to the Board; (B) any material changes to such policies and procedures since the last report; (C) any recommendations for material changes to the policies and procedures as a result of the periodic or annual reviews referred to in Sections 2(b)(iii) and (iv) above; and (D) any "material compliance matters" (as defined in Rule 38a-1) since the date of the last report;

                  (xii) No less frequently than annually, meet separately with the Directors of the Fund who are not "interested persons" (as defined in the 1940 Act) of the Fund (the "Independent Directors"); and

                  (xiii) Maintain the Fund's current policies and procedures compliance manual.

         (c) With respect to the Fund, FCS shall, subject to the approval of the Board, make available a qualified person to act as the Fund's Anti-Money Laundering Compliance Officer who is competent and knowledgeable regarding the anti-money laundering rules and regulations applicable to mutual funds.

         (d) With respect to the Fund, FMS shall, subject to the approval of the Board, make available qualified persons who are competent and knowledgeable regarding the management and internal controls of the Fund to serve as the Fund's PFO, who will have the authority normally incident to such office, including the authority to execute documents required to be executed by the Fund's "principal financial officer" (PFO) in accordance with the Board's authorization and the Fund's procedures.

         (e) Foreside shall provide such other services and assistance relating to the affairs of the Fund as the Fund may, from time to time, reasonably request pursuant to mutually acceptable compensation and implementation agreements.

         (f) Foreside shall maintain records relating to its services, such as compliance policies and procedures, Board presentations, annual reviews, and other records, as are required to be maintained under the 1940 Act and Rule 38a-1 thereunder. Such reports shall be maintained in the manner and for the periods as are required under the applicable rule or regulation. The books and records pertaining to the Fund that are in possession of Foreside shall be the property of the Fund. The Fund, or the Fund's authorized representatives, shall have access to such books and records at all times during Foreside's normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided promptly by Foreside to the Fund or the Fund's authorized representatives at the Fund's expense. In the event the Fund designates a successor that shall assume any of Foreside's obligations hereunder, Foreside shall, at its own cost and at the direction of the Fund, transfer to such successor all relevant books, records and other data established or maintained by Foreside under this Agreement. Such expenses shall be subject to a maximum dollar amount as set forth in Appendix C.

         (g) Nothing contained herein shall be construed to require Foreside to perform any service that could cause Foreside to be deemed an investment adviser for purposes of the 1940 Act or the Investment Advisers Act of 1940, as amended, ("Advisers Act"), or that could cause a Fund to act in contravention of the Fund's Disclosure Documents or any provision of applicable law. Except with respect to Foreside's duties as set forth in this Section 2 and except as otherwise specifically provided herein, the Fund assumes all responsibility for ensuring that the Fund complies with all applicable requirements of the Securities Act, the 1940 Act, the 1934 Act and any laws, rules and regulations of governmental authorities with jurisdiction over the Fund. All references to any law in this Agreement shall be deemed to include reference to the applicable rules and regulations promulgated under authority of the law and all official interpretations of such law or rules or regulations.

         (h)      In order for Foreside to perform the services required by this
Section 2, the Fund: (i) shall take reasonable steps to encourage the meaningful and timely cooperation of all Service Providers to furnish any and all information (including books and records of the Fund maintained by the Service Providers) to Foreside as reasonably requested by Foreside, and assist Foreside as may be required; and (ii) shall take reasonable steps to obtain the result that Foreside has access to all relevant records and documents maintained by the Fund or any Service Provider.

         SECTION 3. STANDARD OF CARE; LIMITATION OF LIABILITY; INDEMNIFICATION

         (a) Foreside shall be under no duty to take any action except as set forth in Section 2 hereof, as specifically set forth herein, or as may be specifically agreed to by Foreside in writing. Foreside shall use its best judgment and efforts in rendering the services described in this Agreement. Foreside shall not be liable to the Fund or any of the Fund's shareholders for any action or inaction of Foreside relating to any event whatsoever in the absence of bad faith, willful misfeasance or negligence in the performance of Foreside's duties or obligations under this Agreement or by reason of Foreside's reckless disregard of its duties and obligations under this Agreement.

         (b) The Fund agrees to indemnify and hold harmless each of FCS and FMS and their employees and agents, directors and officers, including without limitation, the CCO, AMLCO and the PFO ("Foreside Indemnitees"), against and from any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, and reasonable counsel fees arising out of Foreside's actions taken or failures to act with respect to a Fund that are consistent with the standard of care set forth in Section 3(a) or based, if applicable, on good faith reliance upon an item described in Section 3(d) (an "Foreside Claim"), so long as such actions or inactions do not constitute a breach of this Agreement or any representation or warranty contained herein. The Fund shall not be required to indemnify any Foreside Indemnitee if the Foreside Indemnitee does not give the Fund written notice of and reasonable opportunity to defend against the Foreside Claim in its own name or in the name of the Foreside Indemnitee.

         (c) Foreside agrees to indemnify and hold harmless the Fund, its employees, Directors and officers ("Fund Indemnitees"), against and from any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character arising out of: (i) Foreside's actions taken or failures to act with respect to a Fund that are not consistent with the standard of care set forth in
Section 3(a) or based, if applicable, on good faith reliance upon an item described in Section 3(d); (ii) any breach of Foreside's representation set forth in Section 13 (a "Fund Claim"); (iii) any breach of this Agreement, or any representation or warranty contained herein, by Foreside or (iv) Foreside's violation of law. Foreside shall not be required to indemnify any Fund Indemnitee if, prior to confessing any Fund Claim against the Fund Indemnitee, the Fund or the Fund Indemnitee does not give Foreside written notice of and reasonable opportunity to defend against the Fund Claim in its own name or in the name of the Fund Indemnitee.

         (d) A Foreside Indemnitee shall not be liable for any action taken or failure to act in reasonable and good faith reliance upon, and in its performance of its duties hereunder:

                  (i) the advice of the Fund, the Fund's outside counsel, Independent Director counsel or the Fund's independent accountants;

                  (ii) any oral instruction that it receives and that it reasonably believes in good faith was transmitted by a person or persons authorized by the Board to give such oral instruction. Provided that Foreside has such reasonable belief in good faith, Foreside shall have no duty or obligation to make any inquiry or effort of certification of such oral instruction;

                  (iii) any written instruction or certified copy of any resolution of the Board, and Foreside may rely upon the genuineness of any such document or copy thereof reasonably believed in good faith by Foreside to have been validly executed; or

                  (iv) as to genuineness, any signature, instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other document reasonably believed in good faith by Foreside to be genuine and to have been signed or presented by or on behalf of the Fund;

and no Foreside Indemnitee shall be under any duty or obligation to inquire into the validity or invalidity or authority or lack thereof of any statement, oral or written instruction, resolution, signature, request, letter of transmittal, certificate, opinion of counsel, instrument, report, notice, consent, order, or any other document or instrument which Foreside reasonably believes in good faith to be genuine.

         (e) Foreside shall not be liable for the errors of other Service Providers or their systems, except to the extent such Service Provider is an affiliate of Foreside.

         (f) The Fund, and not Foreside, shall be solely responsible for the designation and level of compensation of the Fund CCO, as well as for removing the CCO from his or her responsibilities related to the Fund, in accordance with Rule 38a-1. Therefore, notwithstanding the provisions of this
Section 3, the Fund shall supervise the activities of the Fund CCO with regard to such activities.

         SECTION 4. REPRESENTATIONS AND WARRANTIES

         (a)      FCS and FMS each represents and warrants to the Fund that:

                  (i) It is a limited liability company duly organized and existing and in good standing under the laws of the State of Delaware;

                  (ii) It is duly qualified to carry on its business in the State of Maine;

                  (iii) It is empowered under applicable laws and by its Operating Agreement to enter into this Agreement and perform its duties under this Agreement;

                  (iv) All requisite corporate proceedings have been taken to authorize it to enter into this Agreement and perform its duties under this Agreement;

                  (v) It has access to the necessary facilities, equipment, and personnel to assist the CCO in the performance of his or her duties and obligations under this Agreement;

                  (vi) This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of FCS and FMS, enforceable against FCS and FMS in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties and will not violate any agreement between FCS or FMS and any third party;

                  (vii) The individuals designated on Appendix B hereto each of whom is competent and knowledgeable regarding the federal securities laws and is otherwise reasonably qualified to act as a CCO, AMLCO and PFO, respectively, and who will, in the exercise of his or her duties to the Fund, act in good faith and in a manner reasonably believed by him or her to be in the best interests of the Fund;

                  (viii) FCS shall compensate the CCO, AMLCO and PFO, respectively, fairly, subject to the Board's right under any applicable regulation (e.g., Rule 38a-1) to approve the designation, termination and level of compensation of the CCO,

                  AMLCO and PFO, respectively. In addition, FCS shall not retaliate against the CCO, AMLCO or PFO should the CCO, AMLCO or PFO inform the Board of a compliance failure or take aggressive action to ensure compliance with the federal securities laws by the Fund or a Service Provider;

                  (ix) FCS shall report to the Board promptly if Foreside learns about CCO, AMLCO or PFO malfeasance or in the event the CCO, AMLCO or PFO is terminated as a CCO, AMLCO or PFO by another fund;

                  (x) FCS shall report to the Board if at any time the CCO, AMLCO or PFO is subject to the "bad boy" disqualifications as set forth in Section 15(b)(4) of the Exchange Act, or Section 9 of the 1940 Act; and

                  (xi) The various procedures and systems which Foreside has implemented with regard to safekeeping from loss or damage attributable to fire, theft or any other cause of the records and other data of the Fund and Foreside's records, data, equipment, facilities and other property used in the performance of its obligations hereunder are adequate and Foreside will make such changes therein from time to time as are reasonably required for the performance of its obligations hereunder.

                  (xii) The CCO, AMLCO and PFO, respectively, shall disclose to and obtain Board approval of any compensation received in any non-cash compensation program (i.e., stock option plans, stock awards, stock purchase plans) or similar program related to the Fund;

                  (xiii) The CCO, AMLCO, PFO and Foreside shall disclose to the Fund any potential conflicts of interest that may arise when the CCO, AMLCO, PFO or Foreside serves multiple clients;

                  (xiv) As an officer of the Fund, the CCO, AMLCO and PFO, respectively, will be subject to the Fund's code of ethics and must report to the Fund's code of ethics review officer or as otherwise provided under the Fund's code of ethics; and

                  (xv) Foreside shall have adequate processes and procedures to address all aspects of services it provides to the Fund.

         (b)      The Fund represents and warrants to FCS and FMS that:

                  (i) It is a corporation duly organized and existing and in good standing under the laws of the State of Maryland;

                  (ii) It is empowered under applicable laws and by its Organizational Documents to enter into this Agreement and perform its duties under this Agreement;

                  (iii) All requisite corporate proceedings have been taken to authorize it to enter into this Agreement and perform its duties under this Agreement;

                  (iv) It is an open-end management investment company registered under the 1940 Act;

                  (v) This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the Fund, enforceable against the Fund in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

                  (vi) The CCO, AMLCO and PFO shall be covered by the Fund's Directors & Officers/Errors & Omissions Policy (the "Policy"), and the Fund shall use commercially reasonable efforts to ensure that the CCO's coverage be: (a) reinstated should the Policy be cancelled or terminated; (b) continued after the CCO ceases to serve as the Fund's CCO to the same extent that such coverage is provided for the Fund's other officers after such persons are no longer officers of the Fund; or (c) continued in the event the Fund merges or terminates to the extent that such coverage is provided for the Fund's other officers after such merger or termination. The Fund shall provide Foreside with proof of current coverage, including a copy of the Policy, and shall notify Foreside immediately should the Policy be cancelled or terminated; and

                  (viii) The CCO, AMLCO and PFO will each, upon commencement of their respective officerships, be a named officer in accordance with the Fund's by-laws and subject to the provisions of the Fund's Organizational Documents regarding indemnification of its officers.

         SECTION 5. COMPENSATION AND EXPENSES

         (a) In consideration of the compliance services provided by Foreside pursuant to this Agreement, the Fund shall pay Foreside the fees set forth in Appendix C hereto pro rated for service during part of the year.

         All fees payable hereunder shall be accrued daily by the Fund. The fees listed in Appendix C hereto shall be payable monthly on the first business day of each calendar month for services to be performed during the following calendar month. If fees listed in Appendix C begin to accrue in the middle of a month or if this Agreement terminates before the end of any month, all fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs. Upon the termination of this Agreement with respect to a Fund, the Fund shall pay to Foreside such compensation as shall be payable prior to the effective date of termination.

         (b) In connection with the services provided by Foreside pursuant to this Agreement, the Fund agrees to reimburse Foreside for any out of pocket charges reasonably incurred and adequately documented as set forth on Appendix C hereto. Reimbursements shall be payable as incurred. Should the Fund exercise its right to terminate this Agreement, the Fund shall reimburse Foreside for all reasonably incurred and adequately documented out-of-pocket expenses and employee time associated with the copying and movement of records and material to any successor person and providing assistance to any successor person in the establishment of the accounts and records necessary to carry out the successor's responsibilities. Any such expenses and charges shall be subject to a maximum dollar amount as set forth in Appendix C, and shall be documented fully in the invoice submitted to the Fund for payment.

         (c) Foreside may, with respect to questions of law relating to its services hereunder, apply to and obtain the advice of counsel to the Fund or counsel to the Independent Directors; provided, however, that Foreside shall in all cases first reasonably attempt to apply to and obtain the advice of in-house counsel to Foreside, at no additional expense to the Fund. The costs of any such advice of counsel to the Fund or counsel to the Independent Directors shall be borne by the Fund.

         (d) The Fund shall be responsible for and assumes the obligation for payment of all of its expenses, including: (i) the fee payable under this Agreement; (ii) the fees payable to the investment adviser under an agreement between the investment adviser and the Fund; (iii) expenses of issue, repurchase and redemption of Shares; (iv) interest charges, taxes and brokerage fees and commissions and short sale fees; (v) premiums of insurance for the Fund, the Directors, the CCO and other officers and fidelity bond premiums; (vi) fees, interest charges and expenses of third parties, including the Fund's independent accountants, custodians, transfer agents, dividend disbursing agents and fund accountants; (vii) fees of pricing, interest, dividend, credit and other reporting services; (viii) costs of membership in trade associations; (ix) telecommunications expenses; (x) funds transmission expenses; (xi) auditing, legal and compliance expenses; (xii) costs of forming the Fund and maintaining its existence; (xiii) costs of preparing, filing and printing the Fund's Prospectuses, subscription application forms and shareholder reports and other communications and delivering them to existing shareholders, whether of record or beneficial; (xiv) expenses of meetings of shareholders and proxy solicitations therefor; (xv) costs of maintaining books of original entry for portfolio and fund accounting and other required books and accounts, of calculating the net asset value of Shares and of preparing tax returns; (xvi) costs of reproduction, stationery, supplies and postage; (xvii) fees and expenses of the Fund's Directors and officers; (xviii) costs of Board, Board committee, and other corporate meetings; (xix) SEC registration fees and related expenses; (xx) state, territory or foreign securities laws registration fees and related expenses; and (xxi) all fees and expenses paid by the Fund in accordance with any Plan or Service Plan or agreement related to similar matters.

         (e) If the employment of the individual designated on Appendix B hereto is terminated by FCS or FMC, the Fund may continue to retain the individual as the Fund's CCO, AMLCO and/or PFO. In that case, Foreside may elect to terminate this Agreement pursuant to Section 6(c).

         SECTION 6. EFFECTIVENESS, DURATION, TERMINATION AND ASSIGNMENT

         (a) This Agreement shall become effective on the date first written above. Upon effectiveness of this Agreement, it shall supersede all previous agreements between the parties hereto covering the subject matter hereof insofar as such Agreement may have been deemed to relate to the Funds.

         (b) This Agreement shall continue in effect with respect to a Fund until terminated and shall be renewed annually, the first renewal occurring no later than April 26, 2008, provided that such renewal is approved by a majority vote of the Board, including a majority of the Independent Directors.

         (c) This Agreement may be terminated at any time, without the payment of any penalty: (i) by the Board on sixty (60) days' written notice to Foreside; or (ii) by Foreside on sixty (60) days' written notice to the Fund; provided, however, that the Board will have the right and authority to remove the individual designated on Appendix B as the Fund's CCO, AMLCO and/or PFO at any time, with or without cause, without payment of any penalty. In this case, FCS will designate another employee of FCS, subject to approval of the Board and the Independent Directors, to serve as temporary CCO, AMLCO and/or PFO until the earlier of: (i) the designation of a new permanent CCO, AMLCO and/or PFO; or
(ii) the termination of this Agreement.

         (d) Should the employment of an individual designated in Appendix B be terminated by Foreside, the Board retains the right to remove the individual as the Fund's CCO, AMLCO and/or PFO, as described in (c) above, although the Board may exercise its right to retain the individual as CCO, AMLCO and/or PFO. If the Board removes the individual as the Fund's CCO, AMLCO and/or PFO, FCS or FMC will designate another employee of FCS or FMC, subject to approval of the Board and the Independent Directors, to serve as temporary CCO, AMCLCO and/or PFO until the earlier of: (i) the designation of a new permanent CCO, AMLCO and/or PFO; or (ii) the termination of this Agreement. If the Board retains the individual, Foreside agrees that it will continue to provide the services described in Sections 2(c) through (f) of this Agreement until such time as either party terminates the Agreement, in accordance with this Section 6.

         (e) The provisions of Sections 2(d), 3, 5(b), 6(e), 6(f), 8, 9, 11, 13, 14(a) and 14(i) shall survive any termination of this Agreement.

         (f) This Agreement and the rights and duties under this Agreement otherwise shall not be assignable by either Foreside or the Fund except by the specific written consent of the other party. If the parties to this Agreement consent to assignment of all or any part of this Agreement, all terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

         SECTION 7. INTENTIONALLY OMITTED

         SECTION 8. CONFIDENTIALITY

         Foreside agrees to treat all records and other information related to the Fund as proprietary information of the Fund and, on behalf of itself and its employees, to keep confidential all such information, except that Foreside may:

         (a) release such other information as approved by the Fund, which approval shall not be unreasonably withheld where Foreside is advised by counsel that it may be exposed to civil or criminal contempt proceedings for failure to release the information (provided, however, that Foreside shall seek the approval of the Fund as promptly as possible so as to enable the Fund to pursue such legal or other action as it may desire to prevent the release of such information) or when so requested by the Fund; and

         (b) Foreside shall abide by the Fund's privacy policy pursuant to Regulation S-P promulgated under Section 504 of the Gramm-Leach-Bliley Act.

         SECTION 9. FORCE MAJEURE

         Foreside shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, without limitation, acts of civil or military authority, national emergencies, strikes or other industrial action, fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply; provided, however, that Foreside shall have reasonable disaster recovery plans in place. In addition, to the extent Foreside's obligations hereunder are to oversee or monitor the activities of third parties, Foreside shall not be liable for any failure or delay in the performance of Foreside's duties caused, directly or indirectly, by the failure or delay of such third parties in performing their respective duties or cooperating reasonably and in a timely manner with Foreside.

         SECTION 10. ACTIVITIES OF FORESIDE

         (a) Except to the extent necessary to perform Foreside's obligations under this Agreement, nothing herein shall be deemed to limit or restrict Foreside's right, or the right of any of Foreside's managers, officers or employees who also may be a Director, officer or employee of the Fund (including, without limitation, the CCO identified in Appendix B hereto), or persons who are otherwise affiliated persons of the Fund to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, trust, firm, individual or association.

         (b) Subject to prior written approval of the Fund, Foreside may subcontract any or all of its functions or responsibilities pursuant to this Agreement to one or more persons, which may be affiliated persons of Foreside, who agree to comply with the terms of this Agreement; provided, that any such subcontracting shall not relieve Foreside of its responsibilities hereunder. Foreside may pay those persons for their services, but no such payment will increase Foreside's compensation or reimbursement of expenses from the Fund.

         SECTION 11. COOPERATION WITH INDEPENDENT ACCOUNTANTS

         Foreside shall cooperate, if applicable, with each Fund's independent public accountants and shall take reasonable action to make all necessary information available to the accountants for the performance of the accountants' duties.

         SECTION 12. SERVICE DAYS

         Nothing contained in this Agreement is intended to or shall require Foreside, in any capacity under this Agreement, to perform any functions or duties on any day other than a business day of the Fund. Functions or duties normally scheduled to be performed on any day which is not a business day of the Fund shall be performed on, and as of, the next business day, unless otherwise required by law.

         SECTION 13. LIMITATION OF SHAREHOLDER AND TRUSTEE LIABILITY

         The Directors of the Fund and the shareholders of each Fund shall not be liable for any obligations of the Fund under this Agreement, and Foreside agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Fund or the Fund to which Foreside's rights or claims relate in settlement of such rights or claims, and not to the Directors of the Fund or the shareholders of the Fund.

         SECTION 14. MISCELLANEOUS

         (a) Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement.

         (b) No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties hereto.

         (c) This Agreement shall be governed by, and the provisions of this Agreement shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

         (d) This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written.

         (e) This Agreement may be executed by the parties hereto on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

         (f) If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid. This Agreement shall be construed as if drafted jointly by both Foreside and the Fund and no presumptions shall arise favoring any party by virtue of authorship of any provision of this Agreement.

         (g) Section headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

         (h) Notices, requests, instructions and communications received by the parties at their respective principal places of business set forth above, or at such other address as a party may have designated in writing, shall be deemed to have been properly given.

         (i) Notwithstanding any other provision of this Agreement, the parties agree that the assets and liabilities of each Fund of the Fund are separate and distinct from the assets and liabilities of each other Fund and that no Fund shall be liable or shall be charged for any debt, obligation or liability of any other Fund, whether arising under this Agreement or otherwise.

         (j) Each of the undersigned warrants and represents that they have full power and authority to sign this Agreement on behalf of the party indicated and that their signature will bind the party indicated to the terms hereof.

         (k) The term "affiliated person" shall have the meanings ascribed thereto in the 1940 Act.

         (l) This Agreement may be assigned by Foreside with the Fund's prior written consent.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

                                            THE JAPAN FUND, INC.

                                            By: /S/ WILLIAM L. GIVENS
                                                ---------------------
                                                By: William L. Givens
                                                Title: Chief Executive Officer


                                            FORESIDE COMPLIANCE SERVICES, LLC

                                            By: /S/ SIMON D. COLLIER
                                                --------------------
                                                Simon D. Collier
                                                Managing Partner

                                            FORESIDE MANAGEMENT SERVICES, LLC

                                            By: /S/ SIMON D. COLLIER
                                                --------------------
                                                Simon Collier
                                                Managing Partner

                              THE JAPAN FUND, INC.

                          COMPLIANCE SERVICES AGREEMENT

                                   APPENDIX A
                              AS OF APRIL 26, 2007

                              THE JAPAN FUND, INC.:

                              THE JAPAN FUND, INC.

                          COMPLIANCE SERVICES AGREEMENT

                                   APPENDIX B
                              AS OF APRIL 26, 2007

FCS EMPLOYEE DESIGNATED AS THE FUND'S CCO:

         The Fund's Board of Directors has designated Richard Cook, Jr. as the Fund's CCO, with effect from April 26, 2007.


FCS EMPLOYEE DESIGNATED AS THE FUND'S AMLCO:

         The Fund's Board of Directors has designated Nanette Chern as the Fund's Co-AMLCO, with effect from April 26, 2007 and effective upon the termination of the Administration Agreement with SEI Investments Mutual Funds Services ("SEI"), which date shall be confirmed to FCS in writing by the Fund, to be the AMLCO.

FCS EMPLOYEE DESIGNATED AS THE FUND'S PFO:

         The Fund's Board of Directors has designated Simon Collier as the Fund's PFO, effective upon the termination of the Administration Agreement with SEI, which date shall be confirmed to FMS in writing by the Fund.

                              THE JAPAN FUND, INC.

                          COMPLIANCE SERVICES AGREEMENT

                                   APPENDIX C
                              AS OF APRIL 26, 2007


(1)      COMPLIANCE SERVICES

Fees are as follows:

--------------------------------------------------------------------------------

Fees to FCS:  Independent  Compliance  Officer fee                       $80,000
consisting of a flat fee per annum (to be
charged pro rata commencing April 26, 2007)
--------------------------------------------------------------------------------

Fees to FMS: PFO  -Treasurer  Services fee                               $60,000
consisting of a flat fee per annum (to be charged
pro rata commencing upon the termination of the
Administration Agreement with SEI Investments
Mutual Funds Services, which date shall be
confirmed to FMS by the Fund
--------------------------------------------------------------------------------
TOTAL FEES PER ANNUM                                                   $140,000
--------------------------------------------------------------------------------


(2)      OUT-OF-POCKET AND RELATED EXPENSES

The Fund shall reimburse Foreside for the following out-of-pocket and ancillary expenses:

(i)               communications
(ii)              postage and delivery services
(iii) record storage and retention (imaging, microfilm and shareholder record storage)
(iv)              reproduction
(v) reasonable travel expenses for the CCO, AMLCO and PFO (including business-class level service for foreign travel) incurred in connection with oversight of the compliance programs of the Fund and the Service Providers
(vi) reasonable travel expenses (including business-class level service for foreign travel) incurred in connection with travel requested by the Board and agreed in advance
(vii) other expenses incurred in connection with providing the services described in this Agreement if approved by the Fund's CEO